Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com
PHILIP MORRIS INTERNATIONAL INC. REPORTS 2019 THIRD-QUARTER RESULTS;
REVISES, FOR A TAX CHARGE OF $0.20 PER SHARE IN RUSSIA, 2019 FULL-YEAR REPORTED DILUTED EPS FORECAST TO AT LEAST $4.73 VS. $5.08 IN 2018, REFLECTING CURRENCY-NEUTRAL LIKE-FOR-LIKE ADJUSTED DILUTED EPS GROWTH OF AT LEAST 9.0%

NEW YORK, October 17, 2019 – Philip Morris International Inc. (NYSE: PM) today announces its 2019 third-quarter results and revises its 2019 full-year reported diluted earnings per share forecast. Comparisons presented in this press release on a "like-for-like" basis reflect pro forma 2018 results, which have been adjusted for the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019 (the date of deconsolidation). In addition, reflecting the deconsolidation, PMI's total market share has been restated for previous periods.
2019 THIRD-QUARTER & YEAR-TO-DATE HIGHLIGHTS
2019 Third-Quarter

•	Reported diluted EPS of $1.22, down by 15.3%; also down by 15.3%, excluding currency

•	Adjusted diluted EPS of $1.43, down by 0.7%; up by 5.9% on a like-for-like basis, excluding currency

•
Cigarette and heated tobacco unit shipment volume down by 2.1%, reflecting cigarette shipment volume down by 5.9% and heated tobacco unit shipment volume up by 84.8%; on a like-for-like basis, cigarette and heated tobacco unit shipment volume down by 1.4%

•	Market share of heated tobacco units in IQOS markets, excluding the U.S., up by 1.3 points to 5.1%

•	A charge of approximately $0.20 per share related to an excise tax and Value Added Tax (VAT) audit in Russia

•	Net revenues up by 1.8%; up by 7.0% on a like-for-like basis, excluding currency

•	Operating income down by 11.7%; down by 11.3%, excluding currency

•	Adjusted operating income up by 8.0% on a like-for-like basis, excluding currency

•	Adjusted operating income margin up by 0.4 points to 41.2% on a like-for-like basis, excluding currency

•	Increased the regular quarterly dividend by 2.6% to an annualized rate of $4.68 per common share

•	IQOS introduced for sale in the U.S. following its marketing order authorization by the U.S. Food and Drug Administration

•	New IQOS 3 DUO device introduced for sale in Japan as part of a planned introduction in most IQOS markets by year-end 2019
2019 Nine Months Year-to-Date

•	Reported diluted EPS of $3.57, down by 7.3%; down by 3.9%, excluding currency

•	Adjusted diluted EPS of $3.97, up by 3.1%; up by 11.7% on a like-for-like basis, excluding currency

•
Cigarette and heated tobacco unit shipment volume down by 0.9%, reflecting cigarette shipment volume down by 3.4% and heated tobacco unit shipment volume up by 45.7%; on a like-for-like basis, cigarette and heated tobacco shipment volume down by 0.4%

•	Market share of heated tobacco units in IQOS markets, excluding the U.S., up by 1.3 points to 4.9%

•	Net revenues down by 0.2%; up by 6.5% on a like-for-like basis, excluding currency

•	Operating income down by 7.5%; down by 3.8%, excluding currency

•	Adjusted operating income up by 11.0% on a like-for-like basis, excluding currency

•	Adjusted operating income margin up by 1.6 points to 40.0% on a like-for-like basis, excluding currency
"Our third quarter results continued to reflect strong underlying business performance and include the better-than-anticipated timing of pricing and costs compared to our previously communicated assumptions for the quarter," said André Calantzopoulos, Chief Executive Officer.
"The exciting global growth of our heated tobacco products drove our resilient total shipment performance, despite certain timing issues related to our combustible portfolio. The quality of our execution across the business drove growth against each of the key metrics of net revenues, operating income, margin, as well as earnings per share -- both in the quarter and year-to-date -- on a currency-neutral, adjusted like-for-like basis."
"Importantly, IQOS was introduced in the U.S. this quarter, where it is currently the only FDA-authorized heat-not-burn product."
"While we expect our net revenue and adjusted operating income growth in the fourth quarter to be in line with our year-to-date results, our currency-neutral adjusted EPS growth is anticipated to be lower than our year-to-date performance, primarily due to an unfavorable income tax rate comparison and a high relative adjusted operating income growth contribution from markets with sizable non-controlling interests. Nevertheless, we are fully on track to deliver our target of full-year currency-neutral, like-for-like adjusted diluted EPS growth of at least 9%."

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2019 FULL-YEAR FORECAST

	Full-Year
2019 EPS Forecast	2019 Forecast			2018		Adjusted Growth

Reported Diluted EPS	≥	$4.73	(a)	$5.08
2018 Tax items		—		0.02
2019 Tax items		(0.04)		—
2019 Asset impairment and exit costs		0.04		—
2019 Canadian tobacco litigation-related expense		0.09		—
2019 Loss on deconsolidation of RBH		0.12		—
2019 Russia excise and VAT audit charge		0.20		—
Adjusted Diluted EPS		$5.14		$5.10
Net earnings attributable to RBH				(0.26)	(b)
Adjusted Diluted EPS		$5.14		$4.84	(c)
Currency		(0.14)
Adjusted Diluted EPS, excluding currency	≥	$5.28		$4.84	(c)	≥	9%

(a) Reflects the exclusion of previously anticipated net EPS of approximately $0.28 attributable to RBH from March 22, 2019 through December 31, 2019. The impact relating to the eight-day stub period was not material.

(b) Net reported diluted EPS attributable to RBH from March 22, 2018 through December 31, 2018.
(c) Pro forma.
PMI revises its full-year 2019 reported diluted EPS forecast to be at least $4.73 at prevailing exchange rates, compared to the previously communicated forecast of at least $4.94, versus $5.08 in 2018.
This revised full-year guidance reflects:

•	A favorable tax item of $0.04 per share related to a reduction in estimated U.S. federal income tax on dividend repatriation for the years 2015-2018 recorded in the second quarter of 2019;

•
Asset impairment and exit costs of approximately $0.04 per share resulting from plant closures as part of global manufacturing infrastructure optimization, reflecting: $0.01 per share related to Pakistan recorded in the first quarter of 2019; $0.02 per share related to Colombia ($0.01 per share recorded in the second quarter of 2019 and $0.01 per share in the third quarter of 2019); and $0.01 per share anticipated in the fourth quarter of 2019;

•
A Canadian tobacco litigation-related expense of approximately $0.09 per share, announced on March 4, 2019, as well as the net impact of the loss on deconsolidation of PMI's Canadian subsidiary Rothmans, Benson & Hedges Inc. (RBH) under U.S. GAAP of approximately $0.12 per share, recorded in the first quarter of 2019, which is a non-cash item;

•	A charge of approximately $0.20 per share related to an excise and VAT tax audit in Russia (see below for a full description);

•	An unfavorable currency impact, at prevailing exchange rates, of approximately $0.14;

•
The exclusion, announced on March 22, 2019, of RBH’s previously anticipated net earnings from PMI’s consolidated financial statements, from March 22, 2019 (the date of deconsolidation) to December 31, 2019, of approximately $0.28 per share;

•	A full-year effective tax rate of approximately 23%, excluding discrete tax items and Loss on Deconsolidation of RBH; and

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•
A projected increase of at least 9%, excluding currency, versus pro forma adjusted diluted earnings per share of $4.84 in 2018, as detailed in the attached Schedule 3 and as shown in the 2019 EPS Forecast table above.

Russia Excise & VAT Audit Charge
The Moscow Tax Inspectorate for Major Taxpayers (MTI) conducted an audit of AO Philip Morris Izhora (PM Izhora), our Russian affiliate, for the 2015-2017 financial years. On July 26, 2019, MTI issued its initial assessment, claiming that intercompany sales of cigarettes between PM Izhora and another Russian affiliate prior to excise tax increases and submission by PM Izhora of the maximum retail sales price notifications for cigarettes to the tax authorities were improper under Russian tax laws and resulted in underpayment of excise taxes and VAT. In August 2019, PM Izhora submitted its objections disagreeing with MTI’s allegations set forth in the initial assessment and MTI’s methodology for calculating the alleged underpayments. MTI accepted some of PM Izhora’s arguments and in September 2019, issued the final tax assessment claiming an underpayment of RUB 24.3 billion (approximately $374 million) including penalties and interest. In accordance with Russian tax laws, PM Izhora paid the entire amount of MTI’s final assessment. PMI recorded a pre-tax charge of $374 million, representing $315 million net of income tax and an earnings per share charge of approximately $0.20. Under the Russian law, PM Izhora has until mid-September 2020 to challenge the final tax assessment to the Federal Tax Service and is considering whether to pursue such a challenge.
2019 Full-Year Forecast Overview & Assumptions
This forecast assumes:

•	An estimated total international industry volume decline, excluding China and the U.S., of approximately 2.5%;

•
A total cigarette and heated tobacco unit shipment volume decline for PMI of approximately 1.0% to 1.5% on a like-for-like basis, compared to the previously communicated decline rate of approximately 1.0%, primarily reflecting the impact of earlier-than-initially-anticipated price increases in select markets;

•	Heated tobacco unit shipment volume in line with PMI's in-market heated tobacco unit sales volume, with 2019 inventory movements in individual markets expected to offset on an aggregate basis;

•	Currency-neutral net revenue growth, on a like-for-like basis, of at least 6%;

•	Currency-neutral net incremental investment behind RRPs of approximately $400 million for the full year 2019;

•
An increase in full-year currency-neutral, like-for-like adjusted operating income margin of approximately 150 basis points versus 2018, compared to the previously communicated increase of at least 100 basis points;

•
Operating cash flow of approximately $9.2 billion, compared to the previously communicated assumption of $9.5 billion, primarily reflecting the impact of the Russia excise and VAT audit charge described above, subject to year-end working capital requirements;

•	Capital expenditures of approximately $1.0 billion, compared to the previously communicated assumption of $1.1 billion;

•	An effective tax rate of approximately 23%; and

•	No share repurchases.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to RBH and any unusual events.

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This forecast also excludes the contemplated proposal, previously communicated by PMI's local affiliate, to end cigarette production in Berlin, Germany, by January 2020, as part of global manufacturing infrastructure optimization. Until the consultation process is concluded, the closure of the Berlin facility is not considered probable (under U.S. GAAP), and the total potential costs associated with this contemplated proposal, which are expected to be significant, cannot be determined.  As a result, no related costs were recorded in the third quarter of 2019.  If the consultation process is successfully concluded, PMI would expect, at that time, to record charges, which would include employee severance costs, asset costs, including accelerated depreciation, and impairment and other closure related costs.  The amount and timing of the income statement recognition of these amounts and the related cash flows will depend on a number of factors including the timing of the completion of the consultation process as well as the negotiated elements of the associated social plan. The Berlin facility has a projected 2019 production capacity of approximately 40 billion units. Approximately 950 employees are anticipated to be impacted under this contemplated proposal.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Conference Call
A conference call, hosted by Martin King, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 17, 2019. Access is at www.pmi.com/2019Q3earnings. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

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CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	Third-Quarter			Nine Months Year-to-Date
(million units)	2019	2018	Change	2019	2018	Change
Cigarettes
European Union	47,238	48,223	(2.0)%	133,093	135,878	(2.0)%
Eastern Europe	27,379	29,801	(8.1)%	74,779	80,294	(6.9)%
Middle East & Africa	36,994	37,406	(1.1)%	101,957	100,831	1.1%
South & Southeast Asia	42,362	45,840	(7.6)%	130,230	130,846	(0.5)%
East Asia & Australia	12,692	14,186	(10.5)%	38,650	43,391	(10.9)%
Latin America & Canada	16,854	19,612	(14.1)%	52,906	58,829	(10.1)%
Total PMI	183,519	195,068	(5.9)%	531,615	550,069	(3.4)%

Heated Tobacco Units
European Union	3,474	1,730	+100%	8,810	3,853	+100%
Eastern Europe	3,858	1,152	+100%	8,213	2,667	+100%
Middle East & Africa	588	1,152	(49.0)%	2,061	2,832	(27.2)%
South & Southeast Asia	—	—	—%	—	—	—%
East Asia & Australia	7,976	4,575	74.3%	23,253	19,755	17.7%
Latin America & Canada (1)	89	43	+100%	202	98	+100%
Total PMI	15,985	8,652	84.8%	42,539	29,205	45.7%

Cigarettes and Heated Tobacco Units
European Union	50,712	49,953	1.5%	141,903	139,731	1.6%
Eastern Europe	31,237	30,953	0.9%	82,992	82,961	—%
Middle East & Africa	37,582	38,558	(2.5)%	104,018	103,663	0.3%
South & Southeast Asia	42,362	45,840	(7.6)%	130,230	130,846	(0.5)%
East Asia & Australia	20,668	18,761	10.2%	61,903	63,146	(2.0)%
Latin America & Canada	16,943	19,655	(13.8)%	53,108	58,927	(9.9)%
Total PMI	199,504	203,720	(2.1)%	574,154	579,274	(0.9)%
(1) Includes shipments to Altria Group, Inc., commencing in the third quarter of 2019, for sale in the United States under license.
Third-Quarter
PMI's total shipment volume decreased by 2.1%, or by 1.4% on a like-for-like basis, principally due to:

•	Middle East & Africa, reflecting lower heated tobacco unit shipment volume in PMI Duty Free and cigarette shipment volume, notably in Saudi Arabia and Turkey, partly offset by Egypt;

•	South & Southeast Asia, reflecting lower cigarette shipment volume, primarily in Indonesia, Pakistan and the Philippines, partly offset by Thailand; and

•
Latin America & Canada, due to lower cigarette shipment volume, primarily in Canada (reflecting the impact of the deconsolidation of RBH) and Mexico, partly offset by Brazil. On a like-for-like basis, PMI's total shipment volume in the Region decreased by 6.9%;

partly offset by

•	the EU, reflecting higher heated tobacco unit shipment volume across the Region, notably in Italy, partly offset by lower cigarette shipment volume, primarily in France and Italy;

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•
Eastern Europe, reflecting higher heated tobacco unit shipment volume across the Region, notably in Kazakhstan, Russia and Ukraine, partly offset by lower cigarette shipment volume, mainly in Russia and Ukraine; and

•
East Asia & Australia, driven by higher heated tobacco unit shipment volume in Japan (mainly reflecting a favorable comparison with the third quarter of 2018 in which IQOS consumable inventories were reduced), partly offset by lower cigarette shipment volume across the Region, notably in Japan and Korea, as well as lower heated tobacco unit shipment volume in Korea.

Impact of Inventory Movements
On a like-for-like basis, excluding the net favorable impact of estimated distributor inventory movements of approximately 4.8 billion units, PMI’s total in-market sales declined by 3.6% due to a 5.7% decline of cigarette in-market sales, partially offset by a 28.3% increase in heated tobacco unit in-market sales.
The net favorable impact of estimated distributor inventory movements of approximately 4.8 billion units was driven by 3.8 billion heated tobacco units (mainly reflecting a favorable comparison with the third quarter of 2018 in which IQOS consumable inventories in Japan were reduced), and 1.0 billion cigarettes, driven partly by Japan.
Nine Months Year-to-Date
PMI's total shipment volume decreased by 0.9%, or by 0.4% on a like-for-like basis, due to:

•	South & Southeast Asia, reflecting lower cigarette shipment volume, primarily in Indonesia and Pakistan, partly offset by the Philippines and Thailand;

•
East Asia & Australia, primarily reflecting lower cigarette shipment volume in Japan and lower cigarette and heated tobacco unit shipment volume in Korea, partly offset by higher heated tobacco unit shipment volume in Japan; and

•
Latin America & Canada, reflecting lower cigarette shipment volume, principally in Argentina, Canada (primarily reflecting the impact of the deconsolidation of RBH), Mexico and Venezuela, partly offset by Brazil. On a like-for-like basis, PMI's total shipment volume in the Region decreased by 5.2%;

partly offset by

•
the EU, reflecting higher heated tobacco unit shipment volume across the Region, notably in Italy, and higher cigarette shipment volume in Poland, partly offset by lower cigarette shipment volume in France and Italy; and

•
Middle East & Africa, primarily reflecting higher cigarette shipment volume, notably in Egypt and Saudi Arabia, partly offset by lower cigarette and heated tobacco unit shipment volume in PMI Duty Free.

PMI's total shipment volume in Eastern Europe was flat, reflecting higher heated tobacco unit shipment volume across the Region, notably in Kazakhstan, Russia and Ukraine, offset by lower cigarette shipment volume, primarily in Russia and Ukraine.
Impact of Inventory Movements
On a like-for-like basis, excluding the net favorable impact of estimated distributor inventory movements of approximately 3.6 billion units, PMI’s total in-market sales declined by 1.0% due to a 2.9% decline of cigarette in-market sales, partly offset by a 31.8% increase in heated tobacco unit in-market sales.
The net favorable impact of estimated distributor inventory movements of approximately 3.6 billion units reflected 2.9 billion heated tobacco units, driven primarily by Japan, partly offset by PMI Duty Free and Russia, and 0.7 billion cigarettes, driven primarily by the EU Region and Saudi Arabia, partly offset by North Africa and Thailand.

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PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	Third-Quarter			Nine Months Year-to-Date
(million units)	2019	2018	Change	2019	2018	Change
Cigarettes
Marlboro	68,859	69,121	(0.4)%	196,883	195,987	0.5%
L&M	24,428	24,329	0.4%	69,765	66,751	4.5%
Chesterfield	15,001	15,821	(5.2)%	43,502	44,622	(2.5)%
Philip Morris	13,275	13,505	(1.7)%	36,949	36,687	0.7%
Parliament	10,407	11,588	(10.2)%	29,085	31,041	(6.3)%
Sampoerna A	8,756	10,333	(15.3)%	26,012	29,131	(10.7)%
Dji Sam Soe	8,599	7,578	13.5%	23,089	21,151	9.2%
Bond Street	7,687	8,595	(10.6)%	21,099	23,960	(11.9)%
Lark	4,955	6,058	(18.2)%	15,575	17,604	(11.5)%
Fortune	3,215	4,052	(20.7)%	9,702	11,791	(17.7)%
Others	18,337	24,088	(23.9)%	59,954	71,344	(16.0)%
Total Cigarettes	183,519	195,068	(5.9)%	531,615	550,069	(3.4)%
Heated Tobacco Units (1)	15,985	8,652	84.8%	42,539	29,205	45.7%
Total PMI	199,504	203,720	(2.1)%	574,154	579,274	(0.9)%
(1) Includes shipments to Altria Group, Inc., commencing in the third quarter of 2019, for sale in the United States under license.
Note: Sampoerna A includes Sampoerna; Philip Morris includes Philip Morris/Dubliss; and Lark includes Lark Harmony.
Third-Quarter
PMI's cigarette shipment volume of the following brands decreased:

•	Marlboro, mainly due to the GCC, Japan, partly reflecting the impact of out-switching to heated tobacco units, and Mexico, partly offset by the Philippines and Turkey;

•	Chesterfield, mainly due to Argentina, Mexico, Russia and Saudi Arabia, partly offset by Brazil;

•	Philip Morris, mainly due to Ukraine, partly offset by Indonesia;

•	Parliament, mainly due to Japan, Korea, Russia and Turkey;

•	Sampoerna A in Indonesia, mainly reflecting the impact of retail price increases resulting in widened price gaps with competitors' products;

•	Bond Street, mainly due to Russia and Ukraine;

•	Lark, mainly due to Japan and Turkey;

•	Fortune in the Philippines, mainly reflecting up-trading to Marlboro resulting from narrowed price gaps with the below premium price segment; and

•
"Others," notably due to: the impact of the deconsolidation of RBH in Canada; mid-price Sampoerna U in Indonesia, partly reflecting the impact of above-inflation retail price increases; and low-price brands, notably Morven in Pakistan, partly offset by Jackpot in the Philippines.

The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU, notably Italy, Eastern Europe, notably Kazakhstan, Russia and Ukraine, as well as Japan, partly offset by Korea and PMI Duty Free.
PMI's cigarette shipment volume of the following brands increased:

•	L&M, mainly driven by Egypt and Thailand, partly offset by Russia and Turkey; and

•	Dji Sam Soe in Indonesia, driven by the strong performance of the DSS Magnum Mild 16 variant and the introduction of 20s and 50s variants.

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International Share of Market
PMI's total international market share (excluding China and the United States), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, decreased by 0.1 point to 28.8%, reflecting:

•	Total international cigarette market share of 26.5%, down by 0.6 points; and

•	Total international heated tobacco unit market share of 2.3%, up by 0.6 points.
PMI's total international cigarette market share, defined as PMI's cigarette sales volume as a percentage of total industry cigarette sales volume, was 27.3%, down by 0.4 points, mainly reflecting: out-switching to IQOS, notably in the EU Region, Japan and Russia; and lower cigarette market share, notably in Argentina, Indonesia, Korea, Mexico and Turkey.
Nine Months Year-to-Date
PMI's cigarette shipment volume of the following brands decreased:

•	Chesterfield, mainly due to Argentina, Italy, Russia and Venezuela, partly offset by Brazil, Mexico and Poland;

•	Parliament, mainly due to Korea and Russia, partly offset by Turkey;

•	Sampoerna A in Indonesia, reflecting the same factor as in the quarter;

•	Bond Street, mainly due to Russia and Ukraine;

•	Lark, mainly due to Japan and Turkey;

•	Fortune in the Philippines, mainly reflecting the same factor as in the quarter; and

•
"Others," notably due to: the impact of the deconsolidation of RBH in Canada; mid-price Sampoerna U in Indonesia, partly reflecting the impact of above-inflation retail price increases; and low-price brands, notably in Mexico, mainly reflecting the morphing of Delicados into Chesterfield, and Russia, partly offset by Jackpot in the Philippines.

The increase in PMI's heated tobacco unit shipment volume was mainly driven by: the EU, notably Italy, Eastern Europe, notably Kazakhstan, Russia and Ukraine, and Japan, partly offset by Korea and PMI Duty Free.
PMI's cigarette shipment volume of the following brands increased:

•
Marlboro, mainly driven by Indonesia, reflecting the growth of the Filter Black 12s and 20s variants, the Philippines, reflecting up-trading resulting from narrowed price gaps with the below premium price segment, Saudi Arabia and Turkey, partially offset by Italy and Japan, partly reflecting the impact of out-switching to heated tobacco units, as well as France and PMI Duty Free;

•	L&M, mainly driven by Egypt, Saudi Arabia and Thailand, partly offset by Russia and Turkey;

•	Philip Morris, mainly driven by Indonesia and Russia, partly offset by Argentina; and

•	Dji Sam Soe in Indonesia, driven by the same factors as in the quarter.
International Share of Market
PMI's total international market share (excluding China and the United States), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, increased by 0.2 points to 28.3%, reflecting:

•	Total international cigarette market share of 26.2%, down by 0.3 points; and

•	Total international heated tobacco unit market share of 2.1%, up by 0.5 points.

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PMI's total international cigarette market share, defined as PMI's cigarette sales volume as a percentage of total industry cigarette sales volume, was 26.9%, down by 0.2 points.
CONSOLIDATED FINANCIAL SUMMARY
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 7,642	$ 7,504	1.8%	3.4%	138	(115)	266	263	(276)
Cost of Sales	(2,605)	(2,618)	0.5%	(0.6)%	13	30	—	(181)	164
Marketing, Administration and Research Costs (2)	(2,234)	(1,710)	(30.6)%	(34.8)%	(524)	71	—	—	(595)
Amortization of Intangibles	(15)	(20)	25.0%	15.0%	5	2	—	—	3
Operating Income	$ 2,788	$ 3,156	(11.7)%	(11.3)%	(368)	(12)	266	82	(704)
Asset Impairment & Exit Costs (3)	(22)	—	—%	—%	(22)	—	—	—	(22)
Russia Excise and VAT Audit Charge (3)	(374)	—	—%	—%	(374)	—	—	—	(374)
Adjusted Operating Income	$ 3,184	$ 3,156	0.9%	1.3%	28	(12)	266	82	(308)

Adjusted Operating Income Margin	41.7%	42.1%	(0.4)pp	(0.9)pp
(1) Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Unfavorable Cost/Other variance includes 2019 asset impairment and exit costs and the Russia excise and VAT audit charge.
(3) Included in Marketing, Administration and Research Costs above.
Note: Net Revenues include revenues from shipments of the IQOS heated tobacco device, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Net revenues, excluding unfavorable currency, increased by 3.4%, mainly reflecting: a favorable pricing variance, driven notably by Germany, Indonesia, Mexico, the Philippines and Turkey, partly offset by Japan (reflecting the price repositioning of IQOS devices and associated inventory revaluation); as well as a favorable volume/mix, mainly driven by heated tobacco units, notably across the EU, Japan and Russia, partly offset by unfavorable volume/mix of cigarettes, notably in Australia, Indonesia, Japan, Mexico, Russia and Turkey, as well as unfavorable volume of heated tobacco units in Korea and PMI Duty Free. The currency-neutral growth in net revenues of 3.4% came despite the unfavorable impact of $276 million, shown in "Cost/Other," predominantly resulting from the deconsolidation of RBH. On a like-for-like basis, net revenues, excluding unfavorable currency, increased by 7.0%, as detailed in the attached Schedule 9.
Operating income, excluding unfavorable currency, decreased by 11.3%. Excluding asset impairment and exit charges related to a plant closure in Colombia as part of global manufacturing infrastructure optimization, as well as the Russia excise and VAT audit charge, adjusted operating income, excluding unfavorable currency, increased by 1.3%, primarily reflecting: a favorable pricing variance; favorable volume/mix, reflecting the same drivers as for net revenues noted above; and lower manufacturing costs across the Regions; partly offset by higher marketing, administration and research costs, reflecting increased investment behind reduced-risk products mainly in the EU, Eastern Europe and East Asia & Australia, and the net unfavorable impact resulting from the deconsolidation of RBH shown in "Cost/Other." On a like-for-like basis, adjusted operating income, excluding unfavorable currency, increased by 8.0%, as detailed in the attached Schedule 9.
Adjusted operating income margin, excluding currency, decreased by 0.9 points to 41.2%, reflecting the factors

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mentioned above, as detailed in the attached Schedule 8, or increased by 0.4 points to 41.2% on a like-for-like basis, as detailed in the attached Schedule 9.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 22,092	$ 22,126	(0.2)%	4.1%	(34)	(931)	953	457	(513)
Cost of Sales	(7,735)	(7,977)	3.0%	(0.4)%	242	274	—	(255)	223
Marketing, Administration and Research Costs (2)	(6,282)	(5,411)	(16.1)%	(22.3)%	(871)	333	—	—	(1,204)
Amortization of Intangibles	(50)	(63)	20.6%	15.9%	13	3	—	—	10
Operating Income	$ 8,025	$ 8,675	(7.5)%	(3.8)%	(650)	(321)	953	202	(1,484)
Asset Impairment & Exit Costs (3)	(65)	—	—%	—%	(65)	—	—	—	(65)
Canadian Tobacco Litigation-Related Expense (3)	(194)	—	—%	—%	(194)	—	—	—	(194)
Loss on Deconsolidation of RBH (3)	(239)	—	—%	—%	(239)	—	—	—	(239)
Russia Excise and VAT Audit Charge (3)	(374)	—	—%	—%	(374)	—	—	—	(374)
Adjusted Operating Income	$ 8,897	$ 8,675	2.6%	6.3%	222	(321)	953	202	(612)

Adjusted Operating Income Margin	40.3%	39.2%	1.1pp	0.8pp
(1) Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Unfavorable Cost/Other variance includes the 2019 Canadian tobacco litigation-related expense, the loss on deconsolidation of RBH, asset impairment and exit costs, the impact of the RBH deconsolidation and the Russia excise and VAT audit charge.

(3) Included in Marketing, Administration and Research Costs above.
Note: Net Revenues include revenues from shipments of the IQOS heated tobacco device, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Net revenues, excluding unfavorable currency, increased by 4.1%, mainly reflecting: a favorable pricing variance, notably in Germany, Indonesia, Japan, the Philippines and Turkey, partly offset by Argentina; and favorable volume/mix, mainly driven by heated tobacco units in the EU, Japan and Russia, partly offset by unfavorable volume/mix of cigarettes, notably in the EU, Indonesia, Japan and Russia, as well as unfavorable volume of heated tobacco units in Korea and PMI Duty Free. The currency-neutral growth in net revenues of 4.1% came despite the unfavorable impact of $513 million, shown in "Cost/Other," predominantly resulting from the deconsolidation of RBH. On a like-for-like basis, net revenues, excluding unfavorable currency, increased by 6.5%, as detailed in the attached Schedule 9.
Operating income, excluding unfavorable currency, decreased by 3.8%. Excluding the loss on deconsolidation of RBH, the Canadian tobacco litigation-related expense, and asset impairment and exit charges related to plant closures in Colombia and Pakistan as part of global manufacturing infrastructure optimization, as well as the Russia excise and VAT audit charge, adjusted operating income, excluding unfavorable currency, increased by 6.3%, primarily reflecting: a favorable pricing variance; favorable volume/mix, mainly across the EU, Eastern Europe and the Philippines, partly offset by Argentina, Australia, Indonesia, Japan, Korea and PMI Duty Free; and lower manufacturing costs; partly offset by higher marketing, administration and research costs, reflecting increased investment behind reduced-risk products mainly in the EU and Eastern Europe, and the net unfavorable impact resulting from the deconsolidation of RBH, shown in "Cost/Other." On a like-for-like basis, adjusted operating

- -11 -

income, excluding unfavorable currency, increased by 11.0%, as detailed in the attached Schedule 9.
Adjusted operating income margin, excluding currency, increased by 0.8 points to 40.0%, reflecting the factors mentioned above, as detailed in the attached Schedule 8, or by 1.6 points to 40.0% on a like-for-like basis, as detailed in the attached Schedule 9.
EUROPEAN UNION REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,645	$ 2,467	7.2%	11.2%	178	(98)	54	222	—

Operating Income	$ 1,255	$ 1,179	6.4%	12.0%	76	(66)	54	153	(65)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,255	$ 1,179	6.4%	12.0%	76	(66)	54	153	(65)

Adjusted Operating Income Margin	47.4%	47.8%	(0.4)pp	0.4pp
Net revenues, excluding unfavorable currency, increased by 11.2%, reflecting a favorable pricing variance, driven principally by France, Germany and the United Kingdom, and favorable volume/mix, driven by favorable heated tobacco unit volume, notably in the Czech Republic, Germany, Italy and Poland, partly offset by unfavorable cigarette volume/mix, notably in Germany, Italy and the United Kingdom.
Operating income, excluding unfavorable currency, increased by 12.0%, mainly reflecting: a favorable pricing variance; favorable volume/mix, driven by heated tobacco unit volume, notably in the Czech Republic, Germany, Italy and Poland, partly offset by lower cigarette volume/mix, notably in Germany, Italy, Switzerland and the United Kingdom; and lower manufacturing costs; partly offset by higher marketing, administration and research costs, largely related to increased investments behind reduced-risk products.
Adjusted operating income margin, excluding currency, increased by 0.4 points to 48.2%, reflecting the factors mentioned above, as detailed on Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,381	$ 6,958	6.1%	12.6%	423	(457)	206	674	—

Operating Income	$ 3,346	$ 3,096	8.1%	16.5%	250	(261)	206	518	(213)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 3,346	$ 3,096	8.1%	16.5%	250	(261)	206	518	(213)

Adjusted Operating Income Margin	45.3%	44.5%	0.8pp	1.5pp

- -12 -

Net revenues, excluding unfavorable currency, increased by 12.6%, reflecting a favorable pricing variance, driven principally by France, Germany and the United Kingdom, partly offset by Poland; and favorable volume/mix, primarily reflecting favorable heated tobacco unit volume/mix, notably in the Czech Republic, Germany, Italy and Poland, partly offset by lower cigarette volume, notably in France and Italy, and lower cigarette volume/mix in Germany.
Operating income, excluding unfavorable currency, increased by 16.5%, mainly reflecting: a favorable pricing variance; favorable volume/mix, notably in the Czech Republic, Germany, Italy and Poland, driven by heated tobacco unit volume, partially offset by lower cigarette volume/mix, reflecting the same drivers as for net revenues noted above; partially offset by higher manufacturing costs and higher marketing, administration and research costs notably related to increased investment behind reduced-risk products.
Adjusted operating income margin, excluding currency, increased by 1.5 points to 46.0%, reflecting the factors mentioned above, as detailed on Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Third-Quarter			Nine Months Year-to-Date
			Change			Change
	2019	2018	% / pp	2019	2018	% / pp
Total Market (billion units)	132.1	131.4	0.5%	363.8	365.2	(0.4)%

PMI Shipment Volume (million units)
Cigarettes	47,238	48,223	(2.0)%	133,093	135,878	(2.0)%
Heated Tobacco Units	3,474	1,730	+100.0%	8,810	3,853	+100.0%
Total EU	50,712	49,953	1.5%	141,903	139,731	1.6%

PMI Market Share
Marlboro	18.0%	18.5%	(0.5)	18.1%	18.4%	(0.3)
L&M	6.7%	7.0%	(0.3)	6.7%	6.9%	(0.2)
Chesterfield	5.8%	5.9%	(0.1)	5.8%	5.9%	(0.1)
Philip Morris	2.7%	2.9%	(0.2)	2.7%	3.0%	(0.3)
HEETS	2.5%	1.2%	1.3	2.3%	1.0%	1.3
Others	3.0%	3.0%	—	3.2%	3.2%	—
Total EU	38.7%	38.5%	0.2	38.8%	38.4%	0.4
Third-Quarter
The estimated total market in the EU increased by 0.5% to 132.1 billion units, mainly driven by:

•	Germany, up by 1.3%, primarily reflecting the impact of estimated trade inventory movements of competitors' products, partly offset by the impact of price increases in March 2019; and

•	Poland, up by 4.3%, primarily reflecting a lower prevalence of illicit trade;
partly offset by

•	France, down by 4.8%, mainly due to the impact of significant excise-tax driven price increases, and an increase in the prevalence of illicit trade.
PMI's total shipment volume increased by 1.5% to 50.7 billion units, reflecting:

•	higher heated tobacco unit shipment volume across the Region, notably Italy, driven by higher market share;

- -13 -

partly offset by:

•	lower cigarette shipment volume, mainly in France, due to the lower total market and lower cigarette market share, and Italy, partly reflecting out-switching to heated tobacco units.
Nine Months Year-to-Date
The estimated total market in the EU decreased by 0.4% to 363.8 billion units, notably due to:

•	France, down by 6.4%, primarily reflecting the impact of price increases in 2018 and the first quarter of 2019;

•	Germany, down by 1.9%, primarily reflecting the impact of price increases in 2018 and March 2019; and

•	Italy, down by 1.8%, primarily reflecting the impact of price increases in 2018 and the first quarter of 2019;
partly offset by

•	Poland, up by 6.7%, reflecting the same factor as in the quarter; and

•	Spain, up by 0.9%, partly reflecting a lower prevalence of illicit trade.
PMI's total shipment volume increased by 1.6% to 141.9 billion units, reflecting:

•	higher heated tobacco unit shipment volume across the Region, notably Italy, driven by higher market share;
partly offset by

•	lower cigarette shipment volume, mainly in France and Italy, reflecting the same factors as in the quarter, partly offset by Poland, mainly driven by the higher total market.
EASTERN EUROPE REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 899	$ 778	15.6%	16.5%	121	(7)	(3)	131	—

Operating Income (Loss)	$ (101)	$ 270	-(100)%	-(100)%	(371)	25	(3)	32	(425)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Russia Excise and VAT Audit Charge (1)	(374)	—	—%	—%	(374)	—	—	—	(374)
Adjusted Operating Income	$ 273	$ 270	1.1%	(8.1)%	3	25	(3)	32	(51)

Adjusted Operating Income Margin	30.4%	34.7%	(4.3)pp	(7.3)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues, excluding unfavorable currency, increased by 16.5%, reflecting favorable volume/mix, predominantly driven by heated tobacco unit volume in Kazakhstan and Ukraine, and heated tobacco unit and IQOS device volume in Russia, partly offset by lower cigarette volume/mix, mainly due to Russia and Ukraine.
Operating income, excluding favorable currency, decreased by over 100% due primarily to the unfavorable impact, shown in "Cost/Other," of the Russia excise and VAT audit charge. Excluding this charge, adjusted operating income, excluding favorable currency, decreased by 8.1%, mainly due to higher marketing, administration and research costs, notably reflecting increased investments behind reduced-risk products, primarily in Russia in support

- -14 -

of geographic expansion, partly offset by favorable volume/mix, predominantly driven by heated tobacco unit volume in Russia, partly offset by lower cigarette volume/mix in Russia.
Adjusted operating income margin, excluding currency, decreased by 7.3 points to 27.4%, reflecting the factors mentioned above, as detailed on Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,300	$ 2,105	9.3%	15.8%	195	(137)	50	282	—

Operating Income	$ 284	$ 682	(58.4)%	(56.9)%	(398)	(10)	50	73	(511)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Russia Excise and VAT Audit Charge (1)	(374)	—	—%	—%	(374)	—	—	—	(374)
Adjusted Operating Income	$ 658	$ 682	(3.5)%	(2.1)%	(24)	(10)	50	73	(137)

Adjusted Operating Income Margin	28.6%	32.4%	(3.8)pp	(5.0)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues, excluding unfavorable currency, increased by 15.8%, reflecting a favorable pricing variance, driven notably by Ukraine, and favorable volume/mix, predominantly driven by heated tobacco unit and IQOS device volume in Russia and Ukraine, partly offset by lower cigarette volume/mix in Russia.
Operating income, excluding unfavorable currency, decreased by 56.9% due primarily to the unfavorable impact, shown in "Cost/Other," of the Russia excise and VAT audit charge. Excluding this charge, adjusted operating income, excluding unfavorable currency, decreased by 2.1%, due to: higher manufacturing costs and higher marketing, administration and research costs, notably reflecting increased investments behind reduced-risk products, primarily in Russia in support of geographic expansion; partly offset by a favorable pricing variance and favorable volume/mix, predominantly driven by heated tobacco unit volume in Russia and Ukraine, partly offset by lower cigarette volume/mix in Russia.
Adjusted operating income margin, excluding currency, decreased by 5.0 points to 27.4%, reflecting the factors mentioned above, as detailed on Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2019	2018	Change	2019	2018	Change
Cigarettes	27,379	29,801	(8.1)%	74,779	80,294	(6.9)%
Heated Tobacco Units	3,858	1,152	+100.0%	8,213	2,667	+100.0%
Total Eastern Europe	31,237	30,953	0.9%	82,992	82,961	—%
Third-Quarter
The estimated total market in Eastern Europe decreased, notably due to:

- -15 -

•	Russia, down by 5.9%, primarily reflecting the impact of price increases, as well as an increase in the prevalence of illicit trade; and

•	Ukraine, down by 14.5%, primarily reflecting the impact of excise tax-driven price increases, as well as an increase in the prevalence of illicit trade;
partly offset by

•	Kazakhstan, up by 4.6%, partly reflecting a lower prevalence of illicit trade.
PMI's total shipment volume increased by 0.9% to 31.2 billion units, driven by:

•	Kazakhstan, up by 7.9%, mainly reflecting a higher total market and a higher market share of heated tobacco units; and

•	Russia, up by 2.8%, mainly reflecting a higher market share of heated tobacco units, partially offset by the lower total market;
partly offset by

•	Ukraine, down by 6.3%, reflecting a lower total market, partly offset by higher market share of heated tobacco units.
Nine Months Year-to-Date
The estimated total market in Eastern Europe decreased, notably due to:

•	Russia, down by 5.3%, reflecting the same factors as in the quarter; and

•	Ukraine, down by 13.4%, reflecting the same factors as in the quarter;
partly offset by

•	Kazakhstan, up by 5.2%, reflecting the same factor as in the quarter.
PMI's total shipment volume was flat at 83.0 billion units, notably reflecting:

•	Kazakhstan, up by 10.5%, reflecting a higher total market and a higher market share of heated tobacco units; and

•	Russia, up by 0.1%, mainly reflecting a higher market share of heated tobacco units, partially offset by the lower total market;
offset by

•	Ukraine, down by 3.2%, reflecting a lower total market, partly offset by a higher market share, notably of heated tobacco units.

- -16 -

MIDDLE EAST & AFRICA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,127	$ 1,143	(1.4)%	—%	(16)	(16)	89	(70)	(19)

Operating Income	$ 519	$ 491	5.7%	4.9%	28	4	89	(69)	4
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 519	$ 491	5.7%	4.9%	28	4	89	(69)	4

Adjusted Operating Income Margin	46.1%	43.0%	3.1pp	2.1pp
Net revenues, excluding unfavorable currency, were flat, reflecting a favorable pricing variance, driven predominantly by Turkey, offset by: unfavorable volume/mix, notably due to unfavorable heated tobacco unit volume in PMI Duty Free, and unfavorable cigarette volume in the GCC, primarily Saudi Arabia, and Turkey, partly offset by favorable cigarette volume in Egypt; and an unfavorable cost/other variance mainly driven by the timing of other revenues.
Operating income, excluding favorable currency, increased by 4.9%, mainly reflecting a favorable pricing variance and lower manufacturing costs, partly offset by unfavorable volume/mix, reflecting the same drivers as for net revenues noted above, and the timing of other revenues.
Adjusted operating income margin, excluding currency, increased by 2.1 points to 45.1%, reflecting the factors mentioned above, as detailed on Schedule 8.

- -17 -

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,058	$ 3,126	(2.2)%	3.4%	(68)	(174)	154	(45)	(3)

Operating Income	$ 1,304	$ 1,268	2.8%	8.2%	36	(68)	154	(81)	31
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,304	$ 1,268	2.8%	8.2%	36	(68)	154	(81)	31

Adjusted Operating Income Margin	42.6%	40.6%	2.0pp	1.9pp
Net revenues, excluding unfavorable currency, increased by 3.4%, mainly reflecting: a favorable pricing variance, primarily driven by Egypt, Kuwait, PMI Duty Free and Turkey, partly offset by Saudi Arabia; partly offset by unfavorable volume/mix, predominantly due to unfavorable cigarette and heated tobacco unit volume in PMI Duty Free, partly offset by Egypt and Saudi Arabia.
Operating income, excluding unfavorable currency, increased by 8.2%, mainly reflecting a favorable pricing variance and lower manufacturing costs, partly offset by unfavorable volume/mix, notably due to unfavorable cigarette and heated tobacco unit volume in PMI Duty Free, partly offset by cigarette mix in Saudi Arabia.
Adjusted operating income margin, excluding currency, increased by 1.9 points to 42.5%, reflecting the factors mentioned above, as detailed on Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2019	2018	Change	2019	2018	Change
Cigarettes	36,994	37,406	(1.1)%	101,957	100,831	1.1%
Heated Tobacco Units	588	1,152	(49.0)%	2,061	2,832	(27.2)%
Total Middle East & Africa	37,582	38,558	(2.5)%	104,018	103,663	0.3%
Third-Quarter
The estimated total market in the Middle East & Africa increased, notably driven by:

•	Algeria, up by 7.5%, partly reflecting the impact of estimated trade inventory movements;

•
Egypt, up by 10.1%, mainly due to the timing of estimated trade inventory movements in the third quarter of 2019 related to anticipated price increases compared to estimated unfavorable trade inventory movements in the third quarter of 2018 following the July 2018 health tax increase; and

•	Saudi Arabia, up by 4.1%, primarily reflecting a recovery of the total market following the introduction of the new excise tax in June 2017 and VAT in January 2018, respectively;
partly offset by

•	Duty Free, down by 5.6%, mainly reflecting increased enforcement of traveler allowances, notably by China.
PMI's total shipment volume decreased by 2.5% to 37.6 billion units, notably due to:

- -18 -

•
PMI Duty Free, down by 11.1%. Excluding the net unfavorable impact of estimated distributor inventory movements, primarily of heated tobacco units, PMI's in market sales declined by 8.0%, primarily reflecting the lower total market;

•
Saudi Arabia, down by 21.1%. Net unfavorable estimated distributor inventory movements totaled 0.6 billion cigarettes, mainly attributable to the pay-back of adjustments in the first half of 2019 resulting from the delayed importation deadline before the implementation of plain packaging scheduled for January 1, 2020. Excluding the impact of these inventory movements, PMI's in-market sales grew by 1.9%; and

•
Turkey, down by 10.7%, mainly reflecting lower market share, primarily driven by the timing of above-inflation retail price increases in April 2019 compared to competition, as well as the impact of price increases in August 2019;

partly offset by

•	Egypt, up by 22.6%, primarily reflecting higher market share, driven by L&M, as well as a higher total market.
Nine Months Year-to-Date
The estimated total market in the Middle East & Africa increased, notably driven by:

•	Algeria, up by 5.9%, partly reflecting the timing of estimated trade inventory movements in 2019 compared to 2018;

•	Egypt, up by 1.8%, mainly reflecting the same factor as in the quarter;

•
Saudi Arabia, up by 6.3%, primarily reflecting a favorable comparison with the first nine months of 2018, which was down by 24.5%, mainly due to the impact of retail price increases in 2017, the first quarter of 2018 following the introduction of the new excise tax in June 2017 and VAT in January 2018; and

•	Turkey, up by 8.2%, notably reflecting a lower prevalence of illicit trade;
partly offset by

•	Duty Free, down by 5.4%, mainly reflecting the lower total market.
PMI's total shipment volume increased by 0.3% to 104.0 billion units, notably in:

•	Egypt, up by 14.6%, mainly reflecting the same factors as in the quarter; and

•
Saudi Arabia, up by 26.1%. Net favorable estimated distributor inventory movements totaled 1.1 billion cigarettes, mainly attributable to the timing of shipments compared to 2018. Excluding the impact of these inventory movements, PMI's in-market sales grew by 4.6%, partly reflecting a higher total market;

partly offset by

•
PMI Duty Free, down by 10.6%. Excluding the net unfavorable impact of estimated distributor inventory movements of 0.8 billion units, PMI's in-market sales decline was 5.6%, mainly reflecting the same factor as in the quarter.

- -19 -

SOUTH & SOUTHEAST ASIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,246	$ 1,197	4.1%	2.8%	49	15	123	(89)	—

Operating Income	$ 539	$ 455	18.5%	14.3%	84	19	123	(64)	6
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 539	$ 455	18.5%	14.3%	84	19	123	(64)	6

Adjusted Operating Income Margin	43.3%	38.0%	5.3pp	4.2pp
Net revenues, excluding favorable currency, increased by 2.8%, predominantly reflecting a favorable pricing variance driven by Indonesia and the Philippines, partly offset by unfavorable volume/mix, mainly due to Indonesia and Pakistan, partly offset by the favorable mix in the Philippines.
Operating income, excluding favorable currency, increased by 14.3%, predominantly reflecting: a favorable pricing variance; lower manufacturing costs, mainly in the Philippines; partly offset by unfavorable volume/mix, mainly due to Indonesia and Pakistan, partly offset by favorable mix in the Philippines; and higher marketing, administration and research costs.
Adjusted operating income margin, excluding currency, increased by 4.2 points to 42.2%, reflecting the factors mentioned above, as detailed on Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,607	$ 3,434	5.0%	7.3%	173	(78)	313	(62)	—

Operating Income	$ 1,471	$ 1,324	11.1%	13.0%	147	(25)	313	(41)	(100)
Asset Impairment & Exit Costs (1)	(20)	—	—%	—%	(20)	—	—	—	(20)
Adjusted Operating Income	$ 1,491	$ 1,324	12.6%	14.5%	167	(25)	313	(41)	(80)

Adjusted Operating Income Margin	41.3%	38.6%	2.7pp	2.5pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues, excluding unfavorable currency, increased by 7.3%, reflecting: a favorable pricing variance, driven principally by Indonesia and the Philippines, partly offset by unfavorable volume/mix, largely due to Indonesia, partly offset by the Philippines.
Operating income, excluding unfavorable currency, increased by 13.0%. Excluding asset impairment and exit costs related to a plant closure in Pakistan in the first quarter of 2019 as part of global manufacturing infrastructure optimization, adjusted operating income, excluding unfavorable currency, increased by 14.5%, mainly reflecting: a

- -20 -

favorable pricing variance; partly offset by unfavorable volume/mix, mainly due to Indonesia, partly offset by the Philippines; and higher marketing, administration and research costs, partly due to the Philippines.
Adjusted operating income margin, excluding currency, increased by 2.5 points to 41.1%, reflecting the factors mentioned above, as detailed on Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2019	2018	Change	2019	2018	Change
Cigarettes	42,362	45,840	(7.6)%	130,230	130,846	(0.5)%
Heated Tobacco Units	—	—	—%	—	—	—%
Total South & Southeast Asia	42,362	45,840	(7.6)%	130,230	130,846	(0.5)%
Third-Quarter
The estimated total market in South & Southeast Asia decreased, notably due to:

•	Indonesia, down by 1.6%, mainly due to estimated trade inventory movements;

•
Pakistan, down by 49.8%, mainly due to estimated trade inventory movements following those of the second quarter 2019 related to anticipated excise tax-driven price increases compared to the prior year. Excluding the impact of these inventory movements, the total market is estimated to have declined by 14.7%; and

•	the Philippines, down by 5.8%, mainly due to the impact of price increases in the below premium segment in the fourth quarter of 2018, as well as price increases in the third-quarter of 2019;
partly offset by

•	Thailand, up by 3.3%, primarily reflecting on-going recovery from the September 2017 excise tax reform.
PMI's total shipment volume decreased by 7.6% to 42.4 billion units, notably due to:

•
Indonesia, down by 5.7%, mainly reflecting a lower market share, primarily due to widening price gaps between Sampoerna A and competitive brands following its price increase in October 2018, as well as a lower total market;

•	Pakistan, down by 54.1%, mainly reflecting a lower total market; and

•	the Philippines, down by 2.8%, mainly reflecting a lower total market, partly offset by higher market share, notably of Marlboro;
partly offset by

•
Thailand, up by 8.0%, mainly reflecting a higher market share driven by the continued strong performance of L&M 7.1 and the favorable impact of distribution expansion in 2018, as well as a higher total market.

Nine Months Year-to-Date
The estimated total market in South & Southeast Asia decreased, notably due to:

•	Pakistan, down by 9.8%, mainly reflecting the impact of excise tax-driven price increases; and

•	Vietnam, down by 4.4%, mainly reflecting the impact of excise tax-driven price increases;
partly offset by

•	Indonesia, up by 0.7%, reflecting the absence of an excise tax increase in 2019; and

•	Thailand, up by 12.9%, reflecting the same factor as in the quarter.

- -21 -

PMI's total shipment volume decreased by 0.5% to 130.2 billion units, notably due to:

•
Indonesia, down by 3.2%, mainly reflecting a lower market share primarily due to the widened retail price gap of Sampoerna A to competitive brands following its price increase in October 2018, partly offset by a higher total market; and

•	Pakistan, down by 2.4%, mainly reflecting a lower total market, partly offset by a higher market share resulting from the timing of estimated trade inventory movements of competitors' brands;
partly offset by

•	the Philippines, up by 1.5%, mainly reflecting a higher market share, notably of Marlboro; and

•	Thailand, up by 20.2%, reflecting the same factors as in the quarter.
EAST ASIA & AUSTRALIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,252	$ 1,166	7.4%	7.5%	86	(1)	(21)	108	—

Operating Income	$ 451	$ 426	5.9%	3.1%	25	12	(21)	64	(30)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 451	$ 426	5.9%	3.1%	25	12	(21)	64	(30)

Adjusted Operating Income Margin	36.0%	36.5%	(0.5)pp	(1.5)pp
Net revenues, excluding unfavorable currency, increased by 7.5%, reflecting favorable volume/mix, mainly driven by heated tobacco units in Japan, reflecting the favorable comparison with the third quarter of 2018 in which distributor inventories were rightsized, partly offset by unfavorable cigarette volume in Australia and Japan, and unfavorable cigarette and heated tobacco unit and IQOS device volume in Korea. The favorable volume/mix was partly offset by an unfavorable pricing variance, mainly due to Japan (reflecting the price repositioning of IQOS devices and associated inventory revaluation).
Operating income, excluding favorable currency, increased by 3.1%, mainly reflecting favorable volume/mix, mainly driven by favorable heated tobacco unit volume in Japan, partly offset by unfavorable cigarette volume in Australia and Japan, and unfavorable cigarette and heated tobacco unit volume in Korea. The favorable volume/mix was partly offset by an unfavorable pricing variance and higher marketing, administration and research costs, partly related to reduced-risk products in Japan, partly offset by lower manufacturing costs, mainly in Korea.
Adjusted operating income margin, excluding currency, decreased by 1.5 points to 35.0%, reflecting the factors mentioned above, as detailed on Schedule 8.

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Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,094	$ 4,235	(3.3)%	(2.7)%	(141)	(26)	186	(301)	—

Operating Income	$ 1,520	$ 1,439	5.6%	3.3%	81	33	186	(190)	52
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,520	$ 1,439	5.6%	3.3%	81	33	186	(190)	52

Adjusted Operating Income Margin	37.1%	34.0%	3.1pp	2.1pp
Net revenues, excluding unfavorable currency, decreased by 2.7%, reflecting: unfavorable volume/mix, mainly due to lower cigarette shipment volume in Australia, Japan and Korea, lower IQOS device volume in Japan and lower heated tobacco unit volume and IQOS device sales in Korea, partly offset by higher heated tobacco unit volume in Japan. The unfavorable volume/mix was partly offset by a favorable pricing variance driven predominantly by Japan.
Operating income, excluding favorable currency, increased by 3.3%, mainly reflecting: a favorable pricing variance and lower manufacturing costs related to Japan and Korea, partly offset by unfavorable volume/mix, reflecting the same drivers as for net revenues noted above, and higher marketing, administration and research costs, mainly related to reduced-risk products in Japan, partly offset by Australia and Korea.
Adjusted operating income margin, excluding currency, increased by 2.1 points to 36.1%, reflecting the factors mentioned above, as detailed on Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2019	2018	Change	2019	2018	Change
Cigarettes	12,692	14,186	(10.5)%	38,650	43,391	(10.9)%
Heated Tobacco Units	7,976	4,575	74.3%	23,253	19,755	17.7%
Total East Asia & Australia	20,668	18,761	10.2%	61,903	63,146	(2.0)%
Third-Quarter
The estimated total market in East Asia & Australia, excluding China, decreased, notably due to:

•	Australia, down by 7.4%, or by 11.0% excluding the impact of estimated trade inventory movements, mainly reflecting the impact of excise tax-driven retail price increases;

•
Japan, down by 12.9%, or by 4.5% excluding the impact of estimated trade inventory movements, mainly reflecting the impact of the October 1, 2018 excise tax-driven retail price increases, as well as out-switching to the low-price cigarillo category;

•	Korea, down by 1.9%, reflecting the secular decline of the cigarette category, partly offset by the growth of the heat-not-burn category; and

•	Taiwan, down by 7.9%, continuing to reflect the impact of significant excise tax-driven retail price increases in June 2017, as well as an increase in the prevalence of illicit trade.

- -23 -

PMI's total shipment volume increased by 10.2% to 20.7 billion units, notably in:

•
Japan, up by 24.5%. Excluding the net favorable impact of estimated distributor inventory movements of approximately 4.4 billion units, comprised of approximately 3.9 billion heated tobacco units and approximately 0.5 billion cigarettes, mainly reflecting a favorable comparison with the third quarter of 2018 in which IQOS consumable inventories in Japan were reduced, PMI's in-market sales decline was 11.2%, reflecting the lower total market, partly offset by higher heated tobacco unit market share;

partly offset by

•	Korea, down by 10.5%, principally due to lower market share, as well as a lower total market.
Nine Months Year-to-Date
The estimated total market in East Asia & Australia, excluding China, decreased, notably due to:

•	Australia, down by 4.3%, or by 9.6% excluding the impact of estimated trade inventory movements, mainly reflecting the same factor as in the quarter;

•	Japan, down by 7.7%, or by 4.5% excluding the impact of estimated trade inventory movements, mainly reflecting the same factor as in the quarter;

•	Korea, down by 1.4%, mainly reflecting the same factor as in the quarter; and

•	Taiwan, down by 5.2%, mainly reflecting the same factors as in the quarter.
PMI's total shipment volume decreased by 2.0% to 61.9 billion units, notably in:

•	Korea, down by 10.0%, principally due to lower cigarette and heated tobacco unit market share, as well as a lower total market;
partly offset by

•
Japan, up by 1.4%. Excluding the net favorable impact of estimated distributor inventory movements of approximately 3.9 billion units, comprised of approximately 3.8 billion heated tobacco units and approximately 0.1 billion cigarettes, reflecting the same factor as in the quarter, PMI's in-market sales decline was 7.6%, primarily reflecting the lower total market.

- -24 -

LATIN AMERICA & CANADA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 473	$ 753	(37.2)%	(36.1)%	(280)	(8)	24	(39)	(257)

Operating Income	$ 125	$ 335	(62.7)%	(60.9)%	(210)	(6)	24	(34)	(194)
Asset Impairment & Exit Costs (2)	(22)	—	—%	—%	(22)	—	—	—	(22)
Adjusted Operating Income	$ 147	$ 335	(56.1)%	(54.3)%	(188)	(6)	24	(34)	(172)

Adjusted Operating Income Margin	31.1%	44.5%	(13.4)pp	(12.7)pp
(1) Unfavorable Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Included in marketing, administration and research costs at the consolidated operating income level.
Note: Net Revenues include revenues from shipments of the IQOS heated tobacco device, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Net revenues, excluding unfavorable currency, decreased by 36.1%, almost entirely due to the unfavorable impact of the deconsolidation of RBH shown in "Cost/Other." On a like-for-like basis, net revenues, excluding unfavorable currency, decreased by 3.8%, as detailed in the attached Schedule 10, reflecting unfavorable volume/mix, mainly due to Mexico; partly offset by a favorable pricing variance, driven by Mexico, partly offset by Argentina as a result of the adoption of highly inflationary accounting.
Operating income, excluding unfavorable currency, decreased by 60.9%, predominantly due to the unfavorable impact of the deconsolidation of RBH, shown in "Cost/Other." Excluding asset impairment and exit costs related to a plant closure in Colombia as part of global manufacturing infrastructure optimization, adjusted operating income, excluding unfavorable currency, decreased by 54.3%. On a like-for-like basis, excluding unfavorable currency, adjusted operating income increased by 10.1%, as detailed in the attached Schedule 10, reflecting a favorable pricing variance, lower manufacturing costs, and lower marketing, administration and research costs, partly offset by unfavorable volume/mix, mainly in Mexico.
Adjusted operating income margin, excluding currency, decreased by 12.7 points to 31.8%, reflecting the factors mentioned above, as detailed on Schedule 8, or increased by 4.0 points to 31.7% on a like-for-like basis, as detailed in the attached Schedule 10.

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Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2019	2018	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 1,652	$ 2,268	(27.2)%	(24.6)%	(616)	(59)	44	(91)	(510)

Operating Income	$ 100	$ 866	(88.5)%	(89.6)%	(766)	10	44	(77)	(743)
Asset Impairment & Exit Costs (2)	(45)	—	—%	—%	(45)	—	—	—	(45)
Canadian Tobacco Litigation-Related Expense (2)	(194)	—	—%	—%	(194)	—	—	—	(194)
Loss on Deconsolidation of RBH (2)	(239)	—	—%	—%	(239)	—	—	—	(239)
Adjusted Operating Income	$ 578	$ 866	(33.3)%	(34.4)%	(288)	10	44	(77)	(265)

Adjusted Operating Income Margin	35.0%	38.2%	(3.2)pp	(5.0)pp
(1) Unfavorable Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Included in marketing, administration and research costs at the consolidated operating income level.
Note: Net Revenues include revenues from shipments of the IQOS heated tobacco device, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Net revenues, excluding unfavorable currency, decreased by 24.6%, predominantly due to the unfavorable impact of the deconsolidation of RBH, shown in "Cost/Other." On a like-for-like basis, net revenues, excluding unfavorable currency, decreased by 3.0%, as detailed in the attached Schedule 10, reflecting: unfavorable volume, mainly due to Argentina and Canada, partly offset by a favorable pricing variance, notably in Canada and Mexico, partially offset by Argentina mainly due to the adoption of highly inflationary accounting.
Operating income, excluding favorable currency, decreased by 89.6%, predominantly due to the unfavorable impact of the deconsolidation of RBH and reporting adjustments, shown in "Cost/Other." Excluding asset impairment and exit costs related to a plant closure in Colombia as part of global manufacturing infrastructure optimization, the Canadian tobacco litigation-related expense and the loss on deconsolidation of RBH, adjusted operating income, excluding favorable currency, decreased by 34.4%. On a like-for-like basis, excluding favorable currency, adjusted operating income increased by 15.0%, as detailed in the attached Schedule 10. This increase reflected: a favorable pricing variance; lower manufacturing costs and lower marketing, administration and research costs, partly resulting from the adoption of highly inflationary accounting in Argentina; partly offset by an unfavorable volume/mix, mainly due to lower cigarette volume in Argentina and Canada.
Adjusted operating income margin, excluding currency, decreased by 5.0 points to 33.2%, reflecting the factors mentioned above, as detailed on Schedule 8, or increased by 5.2 points to 33.2% on a like-for-like basis, as detailed in the attached Schedule 10.

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Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2019	2018	Change	2019	2018	Change
Cigarettes	16,854	19,612	(14.1)%	52,906	58,829	(10.1)%
Heated Tobacco Units	89	43	+100.0%	202	98	+100.0%
Total Latin America & Canada	16,943	19,655	(13.8)%	53,108	58,927	(9.9)%
Third-Quarter
The estimated total market in Latin America & Canada decreased, notably due to:

•	Canada, down by 11.1%, primarily due to the impact of cumulative price increases, as well as the growing prevalence of e-vapor products;

•	Mexico, down by 9.8%, or by 2.3% excluding estimated net trade inventory movements related to the timing of price increases; and

•	Venezuela, down by 55.1%, mainly reflecting the deterioration of the socioeconomic environment and the impact of inflation-driven price increases;
partly offset by:

•
Argentina, up by 2.3%. Excluding estimated net trade inventory movements related to the timing of price increases, the total market decreased by 1.6%, primarily due to the impact of cumulative price increases and the impact of the economic downturn as of the second half of 2018; and

•	Brazil, up by 5.4%. Excluding estimated net trade inventory movements primarily related to the timing of price increases, the total market increased by 0.7%.
PMI's total shipment volume decreased by 13.8% to 16.9 billion units, or by 6.9% on a like-for-like basis, in part due to:

•	Mexico, down by 17.3%, driven by the lower total market and lower market share, largely reflecting the timing of retail price increases compared to 2018.
Nine Months Year-to-Date
The estimated total market in Latin America & Canada decreased, notably due to:

•	Argentina, down by 4.9%, reflecting the same factors as in the quarter;

•	Canada, down by 8.9%, reflecting the same factors as in the quarter; and

•	Venezuela, down by 57.6%, reflecting the same factors as in the quarter.
PMI's total shipment volume decreased by 9.9% to 53.1 billion units, or by 5.2% on a like-for-like basis, in part due to:

•	Argentina, down by 8.1%, primarily reflecting the lower total market, as well as lower market share;

•	Mexico, down by 1.9%, primarily reflecting the lower total market, as well as lower market share; and

•	Venezuela, down by 76.9%, primarily reflecting the lower total market, as well as lower market share.

- -27 -

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships its IQOS device and its consumables to Altria Group, Inc. for sale in the United States under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of September 30, 2019, PMI estimates that approximately 8.8 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 51 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2019. PMI cautions that the foregoing list of important factors is not a complete

- -28 -

discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

- -29 -

Key Terms, Definitions and Explanatory Notes
General

•	"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

•	Comparisons are made to the same prior-year period unless otherwise stated.

•	Unless otherwise stated, references to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units.

•
References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the United States, total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business. In addition, to reflect the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019, PMI's total market share has been restated for previous periods.

•	"OTP" is defined as "other tobacco products," primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.

•	"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.

•	In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.

•	"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.

•	"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.

•	"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).

•
Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), PMI will continue to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop, which accounted for approximately 40% of RBH's total shipment volume in 2018.

•
From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.

Financial

•
Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
Net revenues related to RRPs represent the sale of heated tobacco units, IQOS devices and related accessories, and other nicotine-containing products, primarily e-vapor products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of IQOS devices produced by third-party electronics manufacturing service providers.  Estimated costs associated with IQOS warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.

- -30 -

•
"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.

•
[NEW] "Cost/Other" in the Consolidated Financial Summary table of total PMI and the six reporting segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs, the Canadian tobacco litigation-related expense and the charge related to the deconsolidation of RBH in Canada, and the Russia excise & VAT audit charge); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region, as well as the impact of the deconsolidation in RBH.

•	"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by net revenues.

•
"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.

•	"Net debt" is defined as total debt, less cash and cash equivalents.

•
[NEW] Management reviews net revenues, OI, OI margins, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. For example, PMI’s adjusted diluted EPS and other impacted results reflect the loss on deconsolidation of RBH and the Canadian tobacco litigation-related expense, recorded in the first quarter of 2019, and the Russia excise & VAT charge, recorded in the third quarter of 2019. PMI believes that the adjusted measures, including pro forma measures, will provide useful insight into underlying business trends and results, and will provide a more meaningful performance comparison for the period during which RBH remains under CCAA protection. For PMI's 2018 pro forma adjusted diluted EPS by quarter and year-to-date, see Schedule 3 in PMI's third-quarter 2019 earnings release.

•
Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.

•
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.

•
U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy. Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018. The move to highly inflationary accounting in Argentina reduced PMI's currency-neutral net revenue growth by approximately 0.6 points in 2018.

Reduced-Risk Products

•
Reduced Risk Products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking.  PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.

•
"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Marlboro and HEETS FROM MARLBORO, defined collectively as HEETS, as well as Marlboro HeatSticks and Parliament HeatSticks.

•	Unless otherwise stated, all references to IQOS are to PMI's heat-not-burn products.

•	The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.

- -31 -

[NEW] IQOS in the United States

•
On April 30, 2019, the U.S. Food and Drug Administration (FDA) announced that the marketing of IQOS, PMI's electrically heated tobacco system, is appropriate for the protection of public health and authorized it for sale in the United States. The FDA’s decision follows its comprehensive assessment of PMI’s premarket tobacco product applications (PMTAs) submitted to the Agency in 2017. In the third quarter of 2019, PMI brought the IQOS device and three variants of its heated tobacco units (the term PMI uses to refer to heated tobacco consumables) to the U.S. through its license with Altria Group, Inc., whose subsidiary, Philip Morris USA Inc., will market the product and comply with the provisions set forth in the FDA's marketing order.

•
Shipment volume of heated tobacco units to the United States is included in the heated tobacco unit shipment volume of the Latin America & Canada segment. Revenues from shipments of the IQOS heated tobacco device, heated tobacco units and accessories to Altria Group, Inc. for sale under license in the United States are included in Net Revenues of the Latin America & Canada segment.

- -32 -

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Quarters Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	pp Change	2019	2018	pp Change

Total PMI	696.1	720.1	(3.3)	199.5	203.7	(2.1)	183.5	195.1	(5.9)	16.0	8.7	84.8	28.8	28.9	(0.1)	2.3	1.7	0.6

European Union
France	10.2	10.7	(4.8)	4.5	4.6	(2.8)	4.5	4.6	(3.0)	—	—	—	45.0	45.7	(0.7)	0.2	0.1	0.1
Germany	20.7	20.5	1.3	7.4	7.3	1.7	7.2	7.2	(0.1)	0.2	0.1	+100	35.7	35.5	0.2	1.1	0.5	0.6
Italy	18.3	18.3	0.3	9.5	9.3	2.2	8.5	8.8	(3.6)	1.1	0.5	95.8	52.0	51.9	0.1	4.6	2.0	2.6
Poland	12.5	11.9	4.3	5.3	5.2	2.3	5.0	5.1	(1.5)	0.3	0.1	+100	42.5	43.4	(0.9)	2.4	0.9	1.5
Spain	12.6	12.5	0.8	3.8	3.9	(1.5)	3.8	3.8	(2.0)	0.1	0.1	25.9	31.6	32.4	(0.8)	0.7	0.4	0.3

Eastern Europe
Russia	61.4	65.3	(5.9)	18.9	18.4	2.8	16.2	17.6	(8.0)	2.7	0.7	+100	30.9	28.3	2.6	4.0	1.1	2.9

Middle East & Africa
Saudi Arabia	5.5	5.3	4.1	2.0	2.5	(21.1)	2.0	2.5	(21.1)	—	—	—	40.8	41.7	(0.9)	—	—	—
Turkey	33.8	33.7	0.3	14.2	15.9	(10.7)	14.2	15.9	(10.7)	—	—	—	41.9	47.1	(5.2)	—	—	—

South & Southeast Asia
Indonesia	79.0	80.3	(1.6)	25.0	26.5	(5.7)	25.0	26.5	(5.7)	—	—	—	31.7	33.0	(1.3)	—	—	—
Philippines	17.2	18.3	(5.8)	12.4	12.7	(2.8)	12.4	12.7	(2.8)	—	—	—	71.8	69.5	2.3	—	—	—

East Asia & Australia
Australia	3.2	3.4	(7.4)	0.9	1.0	(11.8)	0.9	1.0	(11.8)	—	—	—	27.7	29.1	(1.4)	—	—	—
Japan	42.1	48.3	(12.9)	13.3	10.7	24.5	6.5	7.5	(13.4)	6.8	3.2	+100	34.3	33.7	0.6	17.0	15.5	1.5
Korea	18.4	18.7	(1.9)	4.1	4.6	(10.5)	2.9	3.2	(7.1)	1.1	1.4	(18.4)	22.2	24.2	(2.0)	6.2	7.4	(1.2)

Latin America & Canada
Argentina	8.3	8.1	2.3	5.9	6.1	(3.0)	5.9	6.1	(3.0)	—	—	—	70.4	75.2	(4.8)	—	—	—
Mexico	7.7	8.5	(9.8)	4.9	5.9	(17.3)	4.9	5.9	(17.3)	—	—	—	63.4	69.1	(5.7)	—	—	—

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units; PMI Market Share estimates for previous periods are restated to reflect RBH deconsolidation and exclude RBH-owned brands.

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Nine Months Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	pp Change	2019	2018	pp Change

Total PMI	2,023.2	2,057.6	(1.7)	574.2	579.3	(0.9)	531.6	550.1	(3.4)	42.5	29.2	45.7	28.3	28.1	0.2	2.1	1.6	0.5

European Union
France	29.1	31.1	(6.4)	13.1	14.0	(6.6)	13.1	14.0	(6.8)	0.1	—	—	44.9	45.3	(0.4)	0.2	0.1	0.1
Germany	55.1	56.1	(1.9)	20.8	20.5	1.1	20.2	20.3	(0.6)	0.6	0.3	+100	37.7	36.6	1.1	1.1	0.5	0.6
Italy	51.1	52.0	(1.8)	26.6	26.6	(0.1)	24.1	25.5	(5.3)	2.5	1.1	+100	51.6	51.8	(0.2)	4.3	1.8	2.5
Poland	35.4	33.1	6.7	14.5	13.8	5.5	13.8	13.6	1.8	0.7	0.2	+100	41.1	41.6	(0.5)	2.1	0.7	1.4
Spain	34.4	34.1	0.9	11.3	11.1	2.5	11.1	10.9	1.5	0.2	0.1	79.7	31.5	32.1	(0.6)	0.7	0.4	0.3

Eastern Europe
Russia	167.7	177.2	(5.3)	48.8	48.7	0.1	43.4	47.1	(7.8)	5.3	1.6	+100	29.7	27.8	1.9	3.3	0.8	2.5

Middle East & Africa
Saudi Arabia	16.1	15.2	6.3	6.7	5.3	26.1	6.7	5.3	26.1	—	—	—	40.5	41.1	(0.6)	—	—	—
Turkey	95.4	88.2	8.2	40.6	40.9	(0.7)	40.6	40.9	(0.7)	—	—	—	42.5	46.4	(3.9)	—	—	—

South & Southeast Asia
Indonesia	226.3	224.8	0.7	72.1	74.5	(3.2)	72.1	74.5	(3.2)	—	—	—	31.9	33.1	(1.2)	—	—	—
Philippines	52.6	52.6	(0.1)	37.2	36.7	1.5	37.2	36.7	1.5	—	—	—	70.8	69.8	1.0	—	—	—

East Asia & Australia
Australia	9.2	9.6	(4.3)	2.6	2.8	(9.6)	2.6	2.8	(9.6)	—	—	—	27.6	29.3	(1.7)	—	—	—
Japan	120.3	130.4	(7.7)	40.5	39.9	1.4	20.9	24.2	(13.3)	19.5	15.8	23.9	34.3	34.2	0.1	16.9	15.6	1.3
Korea	51.7	52.4	(1.4)	11.8	13.1	(10.0)	8.2	9.1	(10.0)	3.6	4.0	(9.9)	22.9	24.9	(2.0)	6.9	7.6	(0.7)

Latin America & Canada
Argentina	24.6	25.8	(4.9)	17.6	19.1	(8.1)	17.6	19.1	(8.1)	—	—	—	71.5	74.0	(2.5)	—	—	—
Mexico	25.1	25.4	(1.1)	16.6	16.9	(1.9)	16.6	16.9	(1.9)	—	—	—	65.9	66.4	(0.5)	—	—	—

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units; PMI Market Share estimates for previous periods are restated to reflect RBH deconsolidation and exclude RBH-owned brands.

								Appendix 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Shipment Volume Adjusted for the Impact of RBH Deconsolidation
(in million units) / (Unaudited)

Total PMI	Quarters Ended September 30,				Nine Months Ended September 30,
	2019	2018		% Change	2019	2018		% Change
Total Shipment Volume	199,504	203,720		(2.1)%	574,154	579,274		(0.9)%
Shipment Volume for RBH-owned brands (1)		(1,462)				(2,922)	(2)
Total Shipment Volume	199,504	202,258	(3)	(1.4)%	574,154	576,352	(3)	(0.4)%

Latin America & Canada

Total Shipment Volume	16,943	19,655		(13.8)%	53,108	58,927		(9.9)%
Shipment Volume for RBH-owned brands		(1,450)				(2,896)	(2)
Total Shipment Volume	16,943	18,205	(3)	(6.9)%	53,108	56,031	(3)	(5.2)%

(1) Includes Duty Free sales in Canada
(2) Represents volume for RBH-owned brands from March 22, 2018 through end of period date
(3) Pro forma

Note: Shipment Volume includes Cigarettes and Heated Tobacco Units; following the deconsolidation of RBH, we report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owners

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Nine Months Ended
September 30,			September 30,
$1.22		2019 Diluted Earnings Per Share (1)		$3.57
$1.44		2018 Diluted Earnings Per Share (1)		$3.85
$(0.22)		Change		$(0.28)
(15.3)%		% Change		(7.3)%

		Reconciliation:
$1.44		2018 Diluted Earnings Per Share (1)		$3.85
—		2018 Asset impairment and exit costs		—
—		2018 Tax items		—
(0.01)		2019 Asset impairment and exit costs		(0.03)
—		2019 Canadian tobacco litigation-related expense		(0.09)
—		2019 Loss on deconsolidation of RBH		(0.12)
(0.20)		2019 Russia excise and VAT audit charge		(0.20)
—		2019 Tax items		0.04
—		Currency		(0.13)
0.01		Interest		0.04
—		Change in tax rate		0.03
(0.02)		Operations (2)		0.18
$1.22		2019 Diluted Earnings Per Share (1)		$3.57

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Nine Months Ended
September 30,			September 30,
2019	2018		2019	2018
$ 1,896	$ 2,247	Net Earnings attributable to PMI	$ 5,569	$ 6,001
5	5	Less distributed and undistributed earnings attributable to share-based payment awards	13	13
$ 1,891	$ 2,242	Net Earnings for basic and diluted EPS	$ 5,556	$ 5,988

1,556	1,555	Weighted-average shares for basic EPS	1,556	1,555
—	—	Plus Contingently Issuable Performance Stock Units	—	—
1,556	1,555	Weighted-average shares for diluted EPS	1,556	1,555

(2) Includes the impact of shares outstanding and share-based payments

							Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2019	2018	% Change		2019	2018	% Change
$ 1.22	$ 1.44	(15.3)%	Reported Diluted EPS	$ 3.57	$ 3.85	(7.3)%
—			Currency	(0.13)
$ 1.22	$ 1.44	(15.3)%	Reported Diluted EPS, excluding Currency	$ 3.70	$ 3.85	(3.9)%

Quarters Ended September 30,				Nine Months Ended September 30,			Year Ended
2019	2018	% Change		2019	2018	% Change	2018
$ 1.22	$ 1.44	(15.3)%	Reported Diluted EPS	$ 3.57	$ 3.85	(7.3)%	$ 5.08
0.01	—		Asset impairment and exit costs	0.03	—		—
—	—		Canadian tobacco litigation-related expense	0.09	—		—
—	—		Loss on deconsolidation of RBH	0.12	—		—
0.20	—		Russia excise and VAT audit charge	0.20	—		—
—	—		Tax items	(0.04)	—		0.02
$ 1.43	$ 1.44	(0.7)%	Adjusted Diluted EPS	$ 3.97	$ 3.85	3.1%	$ 5.10
—			Currency	(0.13)
$ 1.43	$ 1.44	(0.7)%	Adjusted Diluted EPS, excluding Currency	$ 4.10	$ 3.85	6.5%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Pro Forma Adjusted Diluted EPS
(Unaudited)

	Quarter Ended	Quarter Ended	Six Months Ended	Quarter Ended	Nine Months Ended	Quarter Ended	Year Ended	Quarter Ended
	March 31,	June 30,	June 30,	September 30,	September 30,	December 31,	December 31,	March 31,
	2018	2018	2018	2018	2018	2018	2018	2019
Reported Diluted EPS	$ 1.00	$ 1.41	$ 2.41	$ 1.44	$ 3.85	$ 1.23	$5.08	$ 0.87
Asset impairment and exit costs	—	—	—	—	—	—	—	0.01
Canadian tobacco litigation-related expense	—	—	—	—	—	—	—	0.09
Loss on deconsolidation of RBH	—	—	—	—	—	—	—	0.12
Tax items	—	—	—	—	—	0.02	0.02	—
Adjusted Diluted EPS	$ 1.00	$ 1.41	$ 2.41	$ 1.44	$ 3.85	$ 1.25	$ 5.10	$ 1.09 (3)
Net earnings attributable to RBH	— (1)	(0.08)	(0.08) (1)	(0.09)	(0.18) (1)	(0.08)	(0.26) (1)	— (2)
Pro Forma Adjusted Diluted EPS	$ 1.00	$ 1.33	$ 2.33	$ 1.35	$ 3.67	$ 1.17	$ 4.84

(1) Represents the impact of net earnings attributable to RBH from March 22, 2018 through end of period date
(2) Represents the impact of net earnings attributable to RBH from March 22, 2019 through end of period date
(3) Includes approximately $0.06 per share of net earnings attributable to RBH from January 1, 2019 through March 21, 2019
Note: EPS is computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

								Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended September 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2019					Combustible Products	2018	% Change
$ 2,178	$ (81)	$ 2,259	—	$ 2,259	European Union	$ 2,225	(2.1)%	1.6%	1.6%
664	(4)	668	—	668	Eastern Europe	705	(5.8)%	(5.2)%	(5.2)%
1,064	(17)	1,081	—	1,081	Middle East & Africa	1,019	4.4%	6.1%	6.1%
1,246	15	1,231	—	1,231	South & Southeast Asia	1,197	4.1%	2.8%	2.8%
680	(8)	687	—	687	East Asia & Australia	789	(13.8)%	(12.8)%	(12.8)%
466	(8)	473	—	473	Latin America & Canada	748	(37.7)%	(36.7)%	(36.7)%
$ 6,298	$ (102)	$ 6,399	—	$ 6,399	Total Combustible	$ 6,681	(5.7)%	(4.2)%	(4.2)%

2019					Reduced-Risk Products	2018	% Change
$ 467	$ (17)	$ 484	—	$ 484	European Union	$ 242	92.5%	99.6%	99.6%
235	(3)	238	—	238	Eastern Europe	73	+100%	+100%	+100%
63	1	62	—	62	Middle East & Africa	124	(49.2)%	(49.9)%	(49.9)%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
572	7	566	—	566	East Asia & Australia	377	51.6%	49.9%	49.9%
7	—	8	—	8	Latin America & Canada(1)	5	44.2%	50.5%	50.5%
$ 1,344	$ (13)	$ 1,358	—	$ 1,358	Total RRPs	$ 823	63.4%	65.1%	65.1%

2019					PMI	2018	% Change
$ 2,645	$ (98)	$ 2,743	—	$ 2,743	European Union	$ 2,467	7.2%	11.2%	11.2%
899	(7)	906	—	906	Eastern Europe	778	15.6%	16.5%	16.5%
1,127	(16)	1,143	—	1,143	Middle East & Africa	1,143	(1.4)%	—%	—%
1,246	15	1,231	—	1,231	South & Southeast Asia	1,197	4.1%	2.8%	2.8%
1,252	(1)	1,253	—	1,253	East Asia & Australia	1,166	7.4%	7.5%	7.5%
473	(8)	481	—	481	Latin America & Canada	753	(37.2)%	(36.1)%	(36.1)%
$ 7,642	$ (115)	$ 7,757	—	$ 7,757	Total PMI	$ 7,504	1.8%	3.4%	3.4%

(1) Net Revenues include revenues from shipments of the IQOS heated tobacco device, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

								Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Nine Months Ended September 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2019					Combustible Products	2018	% Change
$ 6,139	$ (381)	$ 6,520	—	$ 6,520	European Union	$ 6,381	(3.8)%	2.2%	2.2%
1,774	(106)	1,880	—	1,880	Eastern Europe	1,926	(7.9)%	(2.4)%	(2.4)%
2,810	(172)	2,982	—	2,982	Middle East & Africa	2,813	(0.1)%	6.0%	6.0%
3,607	(78)	3,685	—	3,685	South & Southeast Asia	3,434	5.0%	7.3%	7.3%
2,074	(33)	2,106	—	2,106	East Asia & Australia	2,348	(11.7)%	(10.3)%	(10.3)%
1,634	(58)	1,692	—	1,692	Latin America & Canada	2,254	(27.5)%	(24.9)%	(24.9)%
$ 18,039	$ (827)	$ 18,865	—	$ 18,865	Total Combustible	$ 19,156	(5.8)%	(1.5)%	(1.5)%

2019					Reduced-Risk Products	2018	% Change
$ 1,242	$ (76)	$ 1,318	—	$ 1,318	European Union	$ 577	+100%	+100%	+100%
526	(31)	557	—	557	Eastern Europe	179	+100%	+100%	+100%
248	(2)	250	—	250	Middle East & Africa	313	(20.9)%	(20.2)%	(20.2)%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
2,020	7	2,014	—	2,014	East Asia & Australia	1,887	7.0%	6.7%	6.7%
18	(1)	19	—	19	Latin America & Canada(1)	14	28.1%	36.2%	36.2%
$ 4,053	$ (104)	$ 4,158	—	$ 4,158	Total RRPs	$ 2,970	36.5%	40.0%	40.0%

2019					PMI	2018	% Change
$ 7,381	$ (457)	$ 7,838	—	$ 7,838	European Union	$ 6,958	6.1%	12.6%	12.6%
2,300	(137)	2,437	—	2,437	Eastern Europe	2,105	9.3%	15.8%	15.8%
3,058	(174)	3,232	—	3,232	Middle East & Africa	3,126	(2.2)%	3.4%	3.4%
3,607	(78)	3,685	—	3,685	South & Southeast Asia	3,434	5.0%	7.3%	7.3%
4,094	(26)	4,120	—	4,120	East Asia & Australia	4,235	(3.3)%	(2.7)%	(2.7)%
1,652	(59)	1,711	—	1,711	Latin America & Canada	2,268	(27.2)%	(24.6)%	(24.6)%
$ 22,092	$ (931)	$ 23,023	—	$ 23,023	Total PMI	$ 22,126	(0.2)%	4.1%	4.1%

(1) Net Revenues include revenues from shipments of the IQOS heated tobacco device, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

									Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income		Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income	Total	Excluding Currency	Excluding Currency & Acquisitions

2019						Quarters Ended September 30,	2018	% Change
$ 1,255		$ (66)	$ 1,321	—	$ 1,321	European Union	$ 1,179	6.4%	12.0%	12.0%
(101)	(1)	25	(126)	—	(126)	Eastern Europe	270	-(100)%	-(100)%	-(100)%
519		4	515	—	515	Middle East & Africa	491	5.7%	4.9%	4.9%
539		19	520	—	520	South & Southeast Asia	455	18.5%	14.3%	14.3%
451		12	439	—	439	East Asia & Australia	426	5.9%	3.1%	3.1%
125	(2)	(6)	131	—	131	Latin America & Canada	335	(62.7)%	(60.9)%	(60.9)%
$ 2,788		$ (12)	$ 2,800	—	$ 2,800	Total PMI	$ 3,156	(11.7)%	(11.3)%	(11.3)%

2019						Nine Months Ended September 30,	2018	% Change
$ 3,346		$ (261)	$ 3,607	—	$ 3,607	European Union	$ 3,096	8.1%	16.5%	16.5%
284	(1)	(10)	294	—	294	Eastern Europe	682	(58.4)%	(56.9)%	(56.9)%
1,304		(68)	1,372	—	1,372	Middle East & Africa	1,268	2.8%	8.2%	8.2%
1,471	(3)	(25)	1,496	—	1,496	South & Southeast Asia	1,324	11.1%	13.0%	13.0%
1,520		33	1,487	—	1,487	East Asia & Australia	1,439	5.6%	3.3%	3.3%
100	(4)	10	90	—	90	Latin America & Canada	866	(88.5)%	(89.6)%	(89.6)%
$ 8,025		$ (321)	$ 8,346	—	$ 8,346	Total PMI	$ 8,675	(7.5)%	(3.8)%	(3.8)%

(1) Includes the Russia excise and VAT audit charge ($374 million)
(2) Includes asset impairment and exit costs ($22 million)
(3) Includes asset impairment and exit costs ($20 million)
(4) Includes asset impairment and exit costs ($45 million), the Canadian tobacco litigation-related expense ($194 million) and the loss on deconsolidation of RBH ($239 million)

													Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others		Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2019								Quarters Ended September 30,	2018			% Change
$ 1,255	—		$ 1,255	$ (66)	$ 1,321	—	$ 1,321	European Union	$ 1,179	—	$ 1,179	6.4%	12.0%	12.0%
(101)	(374)	(1)	273	25	248	—	248	Eastern Europe	270	—	270	1.1%	(8.1)%	(8.1)%
519	—		519	4	515	—	515	Middle East & Africa	491	—	491	5.7%	4.9%	4.9%
539	—		539	19	520	—	520	South & Southeast Asia	455	—	455	18.5%	14.3%	14.3%
451	—		451	12	439	—	439	East Asia & Australia	426	—	426	5.9%	3.1%	3.1%
125	(22)	(2)	147	(6)	153	—	153	Latin America & Canada	335	—	335	(56.1)%	(54.3)%	(54.3)%
$ 2,788	$ (396)		$ 3,184	$ (12)	$ 3,196	—	$ 3,196	Total PMI	$ 3,156	—	$ 3,156	0.9%	1.3%	1.3%

2019								Nine Months Ended September 30,	2018			% Change
$ 3,346	—		$ 3,346	$ (261)	$ 3,607	—	$ 3,607	European Union	$ 3,096	—	$ 3,096	8.1%	16.5%	16.5%
284	(374)	(1)	658	(10)	668	—	668	Eastern Europe	682	—	682	(3.5)%	(2.1)%	(2.1)%
1,304	—		1,304	(68)	1,372	—	1,372	Middle East & Africa	1,268	—	1,268	2.8%	8.2%	8.2%
1,471	(20)	(2)	1,491	(25)	1,516	—	1,516	South & Southeast Asia	1,324	—	1,324	12.6%	14.5%	14.5%
1,520	—		1,520	33	1,487	—	1,487	East Asia & Australia	1,439	—	1,439	5.6%	3.3%	3.3%
100	(478)	(3)	578	10	568	—	568	Latin America & Canada	866	—	866	(33.3)%	(34.4)%	(34.4)%
$ 8,025	$ (872)		$ 8,897	$ (321)	$ 9,218	—	$ 9,218	Total PMI	$ 8,675	—	$ 8,675	2.6%	6.3%	6.3%

(1) Represents the Russia excise and VAT audit charge
(2) Represents asset impairment and exit costs
(3) Includes asset impairment and exit costs ($45 million), the Canadian tobacco litigation-related expense ($194 million) and the loss on deconsolidation of RBH ($239 million)

														Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2019									Quarters Ended September 30,	2018			% Points Change
$ 1,255	$ 2,645	47.4%	$ 1,321	$ 2,743	48.2%	$ 1,321	$ 2,743	48.2%	European Union	$ 1,179	$ 2,467	47.8%	(0.4)	0.4	0.4
273	899	30.4%	248	906	27.4%	248	906	27.4%	Eastern Europe	270	778	34.7%	(4.3)	(7.3)	(7.3)
519	1,127	46.1%	515	1,143	45.1%	515	1,143	45.1%	Middle East & Africa	491	1,143	43.0%	3.1	2.1	2.1
539	1,246	43.3%	520	1,231	42.2%	520	1,231	42.2%	South & Southeast Asia	455	1,197	38.0%	5.3	4.2	4.2
451	1,252	36.0%	439	1,253	35.0%	439	1,253	35.0%	East Asia & Australia	426	1,166	36.5%	(0.5)	(1.5)	(1.5)
147	473	31.1%	153	481	31.8%	153	481	31.8%	Latin America & Canada	335	753	44.5%	(13.4)	(12.7)	(12.7)
$ 3,184	$ 7,642	41.7%	$ 3,196	$ 7,757	41.2%	$ 3,196	$ 7,757	41.2%	Total PMI	$ 3,156	$ 7,504	42.1%	(0.4)	(0.9)	(0.9)

2019									Nine Months Ended September 30,	2018			% Points Change
$ 3,346	$ 7,381	45.3%	$ 3,607	$ 7,838	46.0%	$ 3,607	$ 7,838	46.0%	European Union	$ 3,096	$ 6,958	44.5%	0.8	1.5	1.5
658	2,300	28.6%	668	2,437	27.4%	668	2,437	27.4%	Eastern Europe	682	2,105	32.4%	(3.8)	(5.0)	(5.0)
1,304	3,058	42.6%	1,372	3,232	42.5%	1,372	3,232	42.5%	Middle East & Africa	1,268	3,126	40.6%	2.0	1.9	1.9
1,491	3,607	41.3%	1,516	3,685	41.1%	1,516	3,685	41.1%	South & Southeast Asia	1,324	3,434	38.6%	2.7	2.5	2.5
1,520	4,094	37.1%	1,487	4,120	36.1%	1,487	4,120	36.1%	East Asia & Australia	1,439	4,235	34.0%	3.1	2.1	2.1
578	1,652	35.0%	568	1,711	33.2%	568	1,711	33.2%	Latin America & Canada	866	2,268	38.2%	(3.2)	(5.0)	(5.0)
$ 8,897	$ 22,092	40.3%	$ 9,218	$ 23,023	40.0%	$ 9,218	$ 23,023	40.0%	Total PMI	$ 8,675	$ 22,126	39.2%	1.1	0.8	0.8

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 7
(2) For the calculation of Net Revenues excluding currency and acquisitions refer to Schedules 4 and 5

								Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of RBH, excluding Currency
($ in millions, except per share data) / (Unaudited)

	Quarters Ended September 30,				Nine Months Ended September 30,
	2019	2018		% Change	2019	2018		% Change
Net Revenues	$ 7,642	$ 7,504		1.8%	$ 22,092	$ 22,126		(0.2)%
Net Revenues attributable to RBH		(253)				(506)	(1)
Net Revenues	$ 7,642	$ 7,251	(2)	5.4%	$ 22,092	$ 21,620	(2)	2.2%
Currency	(116)				(932)
Net Revenues, ex. currency	$ 7,758	$ 7,251	(2)	7.0%	$ 23,024	$ 21,620	(2)	6.5%

Operating Income	$ 2,788	$ 3,156		(11.7)%	$ 8,025	$ 8,675		(7.5)%
Asset impairment and exit costs	(22)	—			(65)	—
Canadian tobacco litigation-related expense	—	—			(194)	—
Loss on deconsolidation of RBH	—	—			(239)	—
Russia excise and VAT audit charge	(374)	—			(374)	—
Adjusted Operating Income	$ 3,184	$ 3,156		0.9%	$ 8,897	$ 8,675		2.6%
Operating Income attributable to RBH		(197)				(374)	(1)
Adjusted Operating Income	$ 3,184	$ 2,959	(2)	7.6%	$ 8,897	$ 8,301	(2)	7.2%
Currency	(12)				(321)
Adjusted Operating Income, ex. currency	$ 3,196	$ 2,959	(2)	8.0%	$ 9,218	$ 8,301	(2)	11.0%

Adjusted OI Margin	41.7%	42.1%		(0.4)	40.3%	39.2%		1.1
Adjusted OI Margin attributable to RBH		(1.3)				(0.8)	(1)
Adjusted OI Margin	41.7%	40.8%	(2)	0.9	40.3%	38.4%	(2)	1.9
Currency	0.5				0.3
Adjusted OI Margin, ex. currency	41.2%	40.8%	(2)	0.4	40.0%	38.4%	(2)	1.6

Adjusted Diluted EPS(3)	$ 1.43	$ 1.44		(0.7)%	$ 3.97	$ 3.85		3.1%
Net earnings attributable to RBH		(0.09)				(0.18)	(1)
Adjusted Diluted EPS	$ 1.43	$ 1.35	(2)	5.9%	$ 3.97	$ 3.67	(2)	8.2%
Currency	—				(0.13)
Adjusted Diluted EPS, ex. currency	$ 1.43	$ 1.35	(2)	5.9%	$ 4.10	$ 3.67	(2)	11.7%

(1) Represents the impact attributable to RBH from March 22, 2018 through end of period date
(2) Pro forma
(3) For the calculation, see Schedule 2
Note: Financials attributable to RBH include Duty Free sales in Canada

								Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of RBH, excluding Currency
($ in millions) / (Unaudited)

Latin America & Canada	Quarters Ended September 30,				Nine Months Ended September 30,
	2019	2018		% Change	2019	2018		% Change
Net Revenues	$ 473	$ 753		(37.2)%	$ 1,652	$ 2,268		(27.2)%
Net Revenues attributable to RBH		(252)				(503)	(1)
Net Revenues	$ 473	$ 501	(2)	(5.6)%	$ 1,652	$ 1,765	(2)	(6.4)%
Currency	(9)				(60)
Net Revenues, ex. currency	$ 482	$ 501	(2)	(3.8)%	$ 1,712	$ 1,765	(2)	(3.0)%

Operating Income	$ 125	$ 335		(62.7)%	$ 100	$ 866		(88.5)%
Asset impairment and exit costs	(22)	—			(45)	—
Canadian tobacco litigation-related expense	—	—			(194)	—
Loss on deconsolidation of RBH	—	—			(239)	—
Adjusted Operating Income	$ 147	$ 335		(56.1)%	$ 578	$ 866		(33.3)%
Operating Income attributable to RBH		(196)				(372)	(1)
Adjusted Operating Income	$ 147	$ 139	(2)	5.8%	$ 578	$ 494	(2)	17.0%
Currency	(6)				10
Adjusted Operating Income, ex. currency	$ 153	$ 139	(2)	10.1%	$ 568	$ 494	(2)	15.0%

Adjusted OI Margin	31.1%	44.5%		(13.4)	35.0%	38.2%		(3.2)
Adjusted OI Margin attributable to RBH		(16.8)				(10.2)	(1)
Adjusted OI Margin	31.1%	27.7%	(2)	3.4	35.0%	28.0%	(2)	7.0
Currency	(0.6)				1.8
Adjusted OI Margin, ex. currency	31.7%	27.7%	(2)	4.0	33.2%	28.0%	(2)	5.2

(1) Represents the impact attributable to RBH from March 22, 2018 through end of period date
(2) Pro forma

					Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2019	2018	Change Fav./(Unfav.)		2019	2018	Change Fav./(Unfav.)
$ 20,380	$ 20,439	(0.3)%	Revenues including Excise Taxes	$ 58,072	$ 59,965	(3.2)%
12,738	12,935	1.5%	Excise Taxes on products	35,980	37,839	4.9%
7,642	7,504	1.8%	Net Revenues	22,092	22,126	(0.2)%
2,605	2,618	0.5%	Cost of sales	7,735	7,977	3.0%
5,037	4,886	3.1%	Gross profit	14,357	14,149	1.5%
2,234	1,710	(30.6)%	Marketing, administration and research costs (1)	6,282	5,411	(16.1)%
15	20		Amortization of intangibles	50	63
2,788	3,156	(11.7)%	Operating Income	8,025	8,675	(7.5)%
132	145	9.0%	Interest expense, net	434	540	19.6%
20	7	-(100)%	Pension and other employee benefit costs	61	19	-(100)%
2,636	3,004	(12.3)%	Earnings before income taxes	7,530	8,116	(7.2)%
635	691	8.1%	Provision for income taxes	1,670	1,894	11.8%
(45)	(28)		Equity investments and securities (income)/loss, net	(86)	(61)
2,046	2,341	(12.6)%	Net Earnings	5,946	6,283	(5.4)%
150	94		Net Earnings attributable to noncontrolling interests	377	282
$ 1,896	$ 2,247	(15.6)%	Net Earnings attributable to PMI	$ 5,569	$ 6,001	(7.2)%

			Per share data (2):
$ 1.22	$ 1.44	(15.3)%	Basic Earnings Per Share	$ 3.57	$ 3.85	(7.3)%
$ 1.22	$ 1.44	(15.3)%	Diluted Earnings Per Share	$ 3.57	$ 3.85	(7.3)%

(1) Nine months ended September 30, 2019 includes asset impairment and exit costs ($65 million), the Canadian tobacco litigation-related expense ($194 million), the loss on deconsolidation of RBH ($239 million) and the Russia excise and VAT audit charge ($374 million). Quarter ended September 30, 2019 includes asset impairment and exit costs ($22 million) and the Russia excise and VAT audit charge ($374 million).

(2) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the nine months ended September 30, 2019 and 2018 are shown on Schedule 1, Footnote 1.

		Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios) / (Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$6,507	$6,593
All other current assets	13,068	12,849
Property, plant and equipment, net	6,636	7,201
Goodwill	5,720	7,189
Other intangible assets, net	2,088	2,278
Investments in unconsolidated subsidiaries and equity securities	4,499	1,269
Other assets	2,902	2,422
Total assets	$41,420	$39,801

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$355	$730
Current portion of long-term debt	5,035	4,054
All other current liabilities	12,655	12,407
Long-term debt	26,426	26,975
Deferred income taxes	905	898
Other long-term liabilities	5,199	5,476
Total liabilities	50,575	50,540

Total PMI stockholders' deficit	(11,010)	(12,459)
Noncontrolling interests	1,855	1,720
Total stockholders' (deficit) equity	(9,155)	(10,739)
Total liabilities and stockholders' (deficit) equity	$41,420	$39,801

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended September 30, 2019			Year Ended December 31, 2018
	October ~ December	January ~ September	12 months
	2018	2019	rolling
Net Earnings	$2,003	$5,946	$7,949	$8,286
Equity (income)/loss in unconsolidated subsidiaries, net	(10)	(84)	(94)	(65)
Provision for income taxes	551	1,670	2,221	2,445
Interest expense, net	125	434	559	665
Depreciation and amortization	255	709	964	989
Asset impairment and exit costs and Others (1)	—	872	872	—
Adjusted EBITDA	$2,924	$9,547	$12,471	$12,320

			September 30,	December 31,
			2019	2018
Short-term borrowings			$355	$730
Current portion of long-term debt			5,035	4,054
Long-term debt			26,426	26,975
Total Debt			$31,816	$31,759
Cash and cash equivalents			6,507	6,593
Net Debt			$25,309	$25,166

Ratios:
Total Debt to Adjusted EBITDA			2.55	2.58
Net Debt to Adjusted EBITDA			2.03	2.04

(1) Others include the Canadian tobacco litigation-related expense ($194 million), the loss on deconsolidation of RBH ($239 million) and the Russia excise and VAT audit charge ($374 million)

						Schedule 14
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2019	2018	% Change		2019	2018	% Change
$ 2,083	$ 1,683	23.8%	Net cash provided by operating activities (1)	$ 6,766	$ 7,056	(4.1)%
(83)			Currency	(860)
$ 2,166	$ 1,683	28.7%	Net cash provided by operating activities, excluding currency	$ 7,626	$ 7,056	8.1%

(1) Operating cash flow